SECURITIES  AND  EXCHANGE  COMMISSION

                             Washington, D.C.  20549

                                   FORM  8-K

                                 CURRENT  REPORT

                   Pursuant  to  Section  13  or  15(d)  of  the

                         Securities  Exchange  Act  of  1934


Date  of  Report  (Date  of  earliest
event  reported):  October  18,  2012

                             DISCOVERY ENERGY CORP.
                         f/k/a "Santos Resource Corp.
           (Exact name of registrant as specified in its Charter)

          Nevada                   000-53520                  98-0507846
(State or other jurisdiction  (Commission File Number)      (IRS Employer
     of Incorporation)                                  Identification Number)

                         One Riverway Drive, Suite 1700
                              Houston, Texas 77056
                                  713-840-6495

  (Address and telephone number of principal executive offices, including zip code)

                 --------------------------------------------
                 (Former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of Registrant under any of the following provisions:

     [  ]     Written  communications  pursuant to Rule 425 under the Securities
Act  (17  CFR  230.425)

     [  ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act
(17  CFR  240.14a-12)

     [ ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the
Exchange  Act   (17  CFR  240.14d-2(b))

     [ ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the
Exchange  Act  (17  CFR  240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

     On October 18, 2012, Discovery Energy Corp. (the "Company") completed the execution of an engagement agreement (the "Engagement Agreement"), dated effective October 11, 2012, with Chrystal Capital Partners LLP (the "Financial Advisor"), pursuant to which the Financial Advisor agreed to assist the Company in connections with its efforts to complete a major capital raising transaction of up to US$20.0 million. The Financial Advisor is a corporate finance firm based in London, regulated by the UK Financial Services Authority. To avoid additional dilution at this time, the Company currently intends to seek to raise only $15.0 million at this time.

     The term of the Engagement Agreement is initially for two months, and it will continue on a month-to-month basis thereafter until either party terminates it. In the event of a successful capital raise, the term of the Engagement Agreement will continue on a year-to-year basis thereafter until either party terminates it. The Company has the right to terminate the Engagement Agreement within its first two months by paying a termination fee that starts at US$33,500 and rises to US$100,000 with the fee increasing with the passage of time. After termination of the Engagement Agreement, the Financial Advisor will be entitled to the success fees described below for any transaction completed within 18 months after termination with any prospect presented by the Financial Advisor.

     Pursuant to the Engagement Agreement, the Company agreed to pay the following fees to the Financial Advisor:

     * Monthly fees in the amount of GBP 7,500 (Sterling) (or approximately US$12,100);
     * Cash success fees generally in amounts equal to 7% of the gross amount of all funds raised, but subject to certain carve outs for existing contacts and possibilities;
     * A stock success fee represented by a Restricted Share Award Agreement of 6,472,425 shares of the Company's common stock, which is subject to reduction or forfeiture in certain circumstances; and
     * Option success fees giving to the Financial Advisor the right for three years to purchase a number of shares of the Company's common stock equal to 7% of the number of shares issued in the related capital raises at exercise prices equal to the sale prices of the Company's shares in such raises, but subject to certain carve outs for existing contacts and possibilities.

The Company will also reimburse the Financial Advisor for its expenses in connection with its services.

     The Engagement Agreement contains other agreements, representations, warranties, and indemnities that the Company has been advised are customary and reasonable when dealing with corporate finance firm regulated by the UK authorities.

     The description of terms and conditions of the Engagement Agreement set forth herein do not purport to be complete and are qualified in their entirety by the full text of the Engagement Agreement, which will be filed as an exhibit to the Company's third quarter Quarterly Report on Form 10-Q.

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES

     The information included in Item 1.01 of this Report is also incorporated by reference into this Item 3.02 of this Report.

     The issuance of 6,472,425 to the Financial Advisor described in Item 1.01 of this Report is claimed to be exempt pursuant to Section 4(2) and Regulation S under the Act. No advertising or general solicitation was employed in offering these securities. The offering and sale was made only to one accredited investor, and subsequent transfers were restricted in accordance with the requirements of the Act. Moreover, the offer or sale is made only to a person which was not a "U.S. person" in an "offshore transaction," no "directed selling efforts" were made in the United States, and "offering restrictions" were implemented (each of the preceding terms in quotation marks being defined in Regulation S).

     In addition to the issuances of the shares described in Item 1.01 of this Report, commencing during the first week of September 2012, the Company began a private placement of its common stock at a price of $0.125 per share. Through the date of this Report, the Company has sold 2.0 million shares for a total of $250,000 in proceeds. The shares were issued to a total of four investors, all of whom are accredited. The issuances of the Shares described in this Item 3.02 of this Report are claimed to be exempt pursuant to Section 4(2) and Rule 506 of Regulation D under the Act. No advertising or general solicitation was employed in offering these securities. The offering and sale was made only to accredited investors, and subsequent transfers were restricted in accordance with the requirements of the Act.

     None of the securities the issuances of which are described in Item 1.01 or this Item 3.02 of this Report were registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from registration requirements.

     Per Rule 135c under the Act, nothing contained herein shall be construed to be an offer to sell, or a solicitation of an offer to buy, any of securities.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      DISCOVERY  ENERGY  CORP.,
                                      f/k/a  "Santos  Resource  Corp."
                                      (Registrant)

Date:  October  18,  2012             By:  /s/  Keith  J.  McKenzie
                                      -----------------------------
                                                Keith  J.  McKenzie,
                                                Chief  Executive  Officer